                                                                      EXHIBIT 12

                                                                           FISCAL YEAR
                                                   ---------------------------------------------------------------
                                                                                                                    Nine Months
                                                                                                                      Ended
Consolidated Statement of Operations Data:             1996         1997         1998           1999         2000    12/31/00

Income (loss) from cont ops before
   income taxes & extraordinary credit             $ 20,844     $ 53,020     $ 64,808       $ (5,603)    $ (7,883)   $(149,731)

Add:
  Portion of rents representative of the
     interest factor (b)                              1,621        1,754        2,178          2,343        2,409        1,488
   Interest on indebtedness                           1,723          679        1,184         46,178       51,916       73,734
   Amortization of debt expense and premium (a)
                                                   ---------------------------------------------------------------   ----------
Income as adjusted                                 $ 24,188     $ 55,453     $ 68,170       $ 42,918     $ 46,442    $ (74,509)
                                                   ---------------------------------------------------------------   ----------

Fixed charges:
   Portion of rents representative
     of interest factor                             $ 1,621      $ 1,754      $ 2,178        $ 2,343      $ 2,409      $ 1,488
   Interest on indebtedness                           1,723          679        1,184         46,178       51,916       73,734
Amortization of debt expense and premium (a)
                                                   ---------------------------------------------------------------   ----------
Fixed charges                                       $ 3,344      $ 2,433      $ 3,362       $ 48,521     $ 54,325      $75,222
                                                   ---------------------------------------------------------------   ----------

Ratio of earnings to fixed charges                      7.2         22.8         20.3         *            *            *
                                                   ===============================================================   ==========

* = Less than 1



(a)  All debt issuance costs are included in interest expense.

(b) Equals 1/3 of total rent expense from 10-K footnote on Commitments and Contingencies



-------------------------------------------------------

Consolidated Rent Expense from 10-K                 $ 5,700      $ 6,200      $ 6,600       $ 7,100      $  7,300       $ 4,510  (c)
Less ICS (fy 98-00 restated to excl d.o.)              (788)        (710)
Less Itronix (fy 98-00 restated to excl d.o.)             0         (175)
                                                   ---------------------------------------------------------------    ----------

Net rent expense continuing ops                       4,912        5,315        6,600         7,100         7,300         4,510

Multiple for amount rep of interest factor             0.33         0.33         0.33          0.33          0.33          0.33
                                                   ---------------------------------------------------------------    ----------

Portion of rents representative of the
   interest factor                                  $ 1,621      $ 1,754      $ 2,178       $ 2,343      $  2,409       $ 1,488
                                                   ===============================================================    ==========


(c)  Rent expense TTC/WWG                                                                                               $ 2,923
     rent expense corporate                                                                                                 299
     Rent expense Airshow                                                                                                   924
     Rent expense da Vinci                                                                                                  364
                                                                                                                      ----------
                                                                                                                        $ 4,510
                                                                                                                      ==========